EXHIBIT 10.1
FIRST AMENDMENT TO THE
CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(K) PLAN
          WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the Community Health Systems, Inc. 401(k) Plan (the “Plan”); and
          WHEREAS, the Company has retained the right to amend the Plan in Section 8.1 of the Plan; and
          WHEREAS, the Company desires to amend the Plan to change the name of the Plan to the “CHS/Community Health Systems, Inc. 401(k) Plan,” effective as of January 1, 2009; and
          WHEREAS, the Company desires to amend, for the 2009 Plan Year, the Plan to provide for a waiver of the required minimum distributions requirement as permitted under the Worker, Retiree, and Employer Recovery Act of 2008, effective as of January 1, 2009; and
          WHEREAS, the Company desires to amend the terms of each of the Plans to comply with certain changes made under the Pension Protection Act of 2006, Heroes Earnings Assistance and Relief Tax Act of 2008, and (3) Worker, Retiree, and Employer Recovery Act of 2008 (other than the waiver of required minimum distributions), effective as of January 1, 2006, or as otherwise provided for herein;
          NOW, THEREFORE, the Plan is hereby amended in the following respects:
     1. Effective as of January 1, 2009, the Plan name shall be changed to the “CHS/Community Health Systems, Inc. 401(k) Plan.”
     2. Effective as of January 1, 2007, the following shall be added to the end of Section 1.24:
An individual receiving a differential wage payment, as defined by Code §3401(h)(2), is treated as an Employee of the Employer making the payment. The differential wage payment is treated as Compensation, and the Plan is not treated as failing to meet the requirements of any provision described in Code Section 414(u)(l)(C) by reason of any contribution or benefit that is based on the differential wage payment.
     3. Effective as of January 1, 2008, Section 1.49(f) shall be revised to read as follows:
With respect to Excess Contributions and Excess Aggregate Contributions, Income for the period between the end of the Plan Year and the date of the distribution (the “gap period”) is not required to be distributed. The Plan Administrator will not calculate and distribute allocable Income for the gap period.

     4. Effective as of January 1, 2009, Section 3.1(a) shall be revised to read as follows:
(a) Eligibility. For all Plan purposes, any Eligible Employee who has completed 6 months of service and has attained age twenty-one shall be eligible to participate hereunder as of the date such Eligible Employee has satisfied such requirements. Notwithstanding the foregoing, any Eligible Employee employed by McKenzie-Willamette Medical Center Associates, LLC, McKenzie-Willamette Physicians Services, LLC, or Willamette Community Medical Group, LLC who has completed 2 months of service shall be eligible to participate hereunder as of the date such Eligible Employee has satisfied such requirements. However, any Employee who was a Participant in the Plan prior to the effective date of this amendment and restatement shall continue to participate in the Plan.
     5. Effective as of January 1, 2009, Section 3.1(b) shall be revised to read as follows:
(b) Months of service. For purposes of this Section, an Eligible Employee will be deemed to have completed the required number of months of service if such Employee has been in the continuous employ of the Employer as of the date 6 months (or 2 months, as applicable) after his employment commencement date. For purposes of this Section, “employment commencement date” shall be the first day that an Eligible Employee is entitled to be credited with an Hour of Service for the performance of duty; for any Eligible Employee who terminates his initial employment prior to satisfaction of this 6 months (or 2 months, as applicable) of service requirement, and becomes reemployed by the Employer, his “employment commencement date” shall be the date of such reemployment
     6. Effective as of January 1, 2009, the following shall be added to the end of Section 4.2(d):
An individual is treated as having been severed from employment during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A). If an individual elects to receive a distribution by reason of severance from employment, death or disability, the individual may not make an elective deferral or employee contribution during the 6-month period beginning on the date of the distribution.
     7. Effective as of January 1, 2006, the following shall be added to the end of Section 4.2(g):

With respect to 401(k) plan excess deferrals made in taxable year 2007, the Administrator must calculate allocable Income for the taxable year and also for the gap period (i.e., the period after the close of the taxable year in which the excess deferral occurred and prior to the distribution); provided that the Administrator will calculate and distribute the gap period allocable income only if the Plan administrator in accordance with the Plan terms otherwise would allocate the gap period allocable income to the Participant’s account. With respect to 401(k) plan excess deferrals made in taxable years after 2007, gap period income may not be distributed.
     8. Effective as of January 1, 2009, Section 4.3 shall be revised to read as follows:
Unless otherwise provided by contract or law, the Employer may make its contribution(s) to the Plan for a particular Plan Year at such time(s) as the Employer, in its sole discretion, determines. However, any Matching Contributions made pursuant to Section 4.1(b) shall be made within 12 months of the end of the Plan Year, except that any periodic Matching Contributions made pursuant to Section 4.1(b) with respect to a Participant’s Elective Deferrals separately with respect to each payroll period (or with respect to all payroll periods ending with or within each month or quarter of a plan year) shall be contributed to the Plan by the last day of the immediately following Plan Year quarter. If the Employer makes a contribution for a particular Plan Year after the close of that Plan Year, then the Employer will designate to the Administrator the Plan Year for which the Employer is making its contribution.
     9. Effective as of January 1, 2007, the following provisions shall be added before the last sentence in Section 4.11(d), at the end of Section 4.12(c), before the second to the last sentence of Section 4.13(c), after the second paragraph of Section 6.4(a), at the end of Section 6.10(b)(3), after the end of the Section 6.13, and after the end of Section 6.14(d), as follows:
For any distribution notice issued in Plan Years beginning after December 31, 2006, the description of a Participant’s right, if any, to defer receipt of a distribution also will describe the consequences of failing to defer receipt of the distribution. For notices issued before the 90th day after the issuance of Treasury regulations (unless future Revenue Service guidance otherwise requires), the notice will include: (i) a description indicating the investment options available under the Plan (including fees) that will be available if the Participant defers distribution; and (ii) the portion of the summary plan description that contains any special rules that might affect materially a Participant’s decision to defer.

     10. Effective as of January 1, 2007, the following shall be added to the end of Section 4.15:
In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.
     11. Effective as of January 1, 2009, Section 6.10(h) shall be added to the Plan as follows:
(h) Temporary Suspension of Required Minimum Distributions for 2009
The required minimum distributions provided for in Section 6.10(b)(1) of the Plan or otherwise shall be suspended for calendar year 2009, provided that a Participant may nevertheless elect to receive a required minimum distribution for calendar year 2009. For the purposes of Section 6.10(3)(5), the required beginning date shall be determined without regarding to this subsection for the purposes of applying this subsection for calendar years after 2009. For the purposes of Section 6.10(b)(2)(i) and 6.10(d)(2)(ii), the 5-year period described therein shall be determined without regard to calendar year 2009.
     12. Effective as of April 6, 2007, the following shall be added to the end of Section 6.15:
A domestic relations order that otherwise satisfies the requirements for a qualified domestic relations order (“QDRO”) will not fail to be a QDRO: (i) solely because the order is issued after, or revises, another domestic relations order or QDRO; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death.
     13. Effective as of January 1, 2009, Section 6.12 shall be amended to read as follows:
In the event that all, or any portion, of the distribution payable to a Participant or Beneficiary hereunder shall, at the later of the Participant’s attainment of age 62 or Normal Retirement Age, remain unpaid solely by reason of the inability of the Administrator, after sending a certified or registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be treated as a

Forfeiture pursuant to the Plan. Notwithstanding the foregoing, if the Plan provides for mandatory distributions and the amount to be distributed to a Participant or Beneficiary does not exceed $1,000, then the amount distributable may, in the sole discretion of the Administrator, either be treated as a Forfeiture, or be paid directly to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b) at the time it is determined that the whereabouts of the Participant or the Participant’s Beneficiary cannot be ascertained; provided, however, if an individual retirement account or individual retirement annuity is not reasonably available, the amount may be escheated under applicable state law. In the event a Participant or Beneficiary is located subsequent to the Forfeiture, such benefit shall be restored, first from Forfeitures, if any, and then from an additional Employer contribution if necessary. Upon Plan termination, the portion of the distributable amount that is an eligible rollover distribution as defined in Plan Section 6.16 may be paid directly to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b). However, regardless of the preceding, a benefit that is lost by reason of escheat under applicable state law is not treated as a Forfeiture for purposes of this Section nor as an impermissible forfeiture under the Code.
     14. Effective as of January 1, 2010, the following shall be added at the end of Section 6.16(b)(3):
A non-spouse Beneficiary who is a “Designated Beneficiary” under Code Section 401(a)(9)(E) and the regulations thereunder, by a direct rollover, may roll over all or any portion of his or her distribution to an individual retirement account the Beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution otherwise must satisfy the definition of an eligible rollover distribution. Although a non-spouse Beneficiary may roll over directly a distribution, any distribution made prior to January 1, 2010, is not subject to the direct rollover requirements of Code Section 401(a)(31) (including Code Section 401(a)(31)(B), the notice requirements of Code Section 402(f) or the mandatory withholding requirements of Code Section 3405(c)). If a non-spouse Beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover. If the Participant’s named Beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a Designated Beneficiary within the meaning of Code Section 401(a)(9)(E). A non-spouse Beneficiary may not roll over an amount that is a required minimum distribution, as determined under applicable Treasury regulations and other Revenue Service guidance. If the Participant dies before his or her required beginning date and the non-spouse Beneficiary rolls over to an IRA the maximum amount eligible for rollover, the Beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treas. Reg. Section 1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse Beneficiary’s distribution.
     15. Effective as of January 1, 2009, the following paragraph shall be added at the end of Section 6.16(b)(1) as follows:
Distributions, under any method permitted under Section 6.5(a), subject to the waiver provided for under Section 6.10(h) shall be considered “eligible rollover distributions,” to the extent they otherwise satisfy the requirements under the Plan and as permitted by law.
     16. Effective January 1, 2007, the following provision shall be added to the end of Section 6.16(b):
A Participant may elect to transfer Roth elective deferral contributions by means of a direct rollover to a qualified plan or to a 403(b) plan that agrees to account separately for amounts so transferred, including accounting separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income. A participant may elect to roll over directly an eligible rollover distribution to a Roth IRA described in Code Section 408A(b).
     17. Except as otherwise provided in this First Amendment, the Plan shall remain in full force and effect.
     SIGNED this 14th day of September, 2009, effective as of the dates set forth herein.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ RACHEL A.SEIFERT
RACHEL A.SEIFERT
Title: SENIOR VICE PRESIDENT